UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.
ILLINOIS DEPARTMENT OF FINANCIAL AND PROFESSIONAL REGULATION
DIVISION OF BANKING
SPRINGFIELD, ILLINOIS

Written Agreement by and among

CENTRUE FINANCIAL CORPORATION	Docket Nos. 09-192-WA/RB-HC
Clayton, Missouri	09-192-WA/RB-SM

CENTRUE BANK	2009-DB-106
Streator, Illinois

FEDERAL RESERVE BANK OF CHICAGO
Chicago, Illinois

and

ILLINOIS DEPARTMENT OF FINANCIAL
AND PROFESSIONAL REGULATION,
DIVISION OF BANKING
Springfield, Illinois
     WHEREAS, Centrue Financial Corporation, Clayton, Missouri (“Centrue”) is a registered bank holding company that owns and controls Centrue Bank, Streator, Illinois (the “Bank”), a state chartered bank that is a member of the Federal Reserve System, and various nonbank subsidiaries;
     WHEREAS, in recognition of their common goal to maintain the financial soundness of Centrue and the Bank, Centrue, the Bank, the Federal Reserve Bank of Chicago (the “Reserve Bank”), and the Illinois Department of Financial and Professional Regulation, Division of

Banking (the “Department”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and
     WHEREAS, on December 1, 2009, Centrue’s and the Bank’s boards of directors, at duly constituted meetings, adopted resolutions authorizing and directing Thomas A. Daiber to consent to this Agreement on behalf of Centrue and the Bank, respectively, and consenting to compliance with each and every applicable provision of this Agreement by Centrue, the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).
     NOW, THEREFORE, Centrue, the Bank, the Reserve Bank, and the Department agree as follows:
Risk Management
     1. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan to strengthen risk management practices. The plan shall, at a minimum, address, consider, and include:
          (a) The responsibility of the board of directors to establish appropriate risk tolerance guidelines and risk limits;
          (b) procedures to periodically review and revise risk exposure limits to address changes in market conditions;
          (c) strategies to minimize credit losses and reduce the level of problem assets;
          (d) procedures to identify, limit, and manage concentrations of credit that are consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1), including, but not limited to, establishment of concentration of credit risk tolerances or limits by types of loan products, geographic locations, and other common risk characteristics; and
          (e) procedures for the continued review, on a quarterly basis, of the Bank’s investment securities to assess impairments and ensure that impairment analyses, including recognition of Other Than Temporary Impairment, are in accordance with generally accepted accounting principles, including FASB Staff Position (FSP) FAS 115-2 and FAS 124-2, Recognition and Presentation of Other Than Temporary Impairments, and regulatory reporting instructions.
Lending and Credit Administration
     2. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable enhanced written lending and credit administration program that shall, at a minimum, address, consider, and include:
          (a) Standards for interest-only loans;
          (b) appropriate use of interest reserves;
          (c) incentive compensation standards for loan origination employees and their direct and indirect supervisors that:
(i)	do not encourage employees to take excessive risks on behalf of the Bank;

(ii)	are compatible with effective controls and risk management; and

(iii)	incorporate strong corporate governance principles;
          (d) enhancements to the appraisal policy that include, but are not limited to:
(i)	specific guidelines on appraisal and evaluation requirements that are consistent with regulatory requirements;

(ii)	written standards for when reappraisals and reevaluations must be conducted; and

(iii)	revised appraisal review procedures to ensure the quality of appraisals;
          (e) enhancements to the internal loan grading system to ensure timely and accurate risk ratings;
          (f) periodic assessment of the loan review program, including the adequacy of staffing levels; and
          (g) improved reporting and management information systems.
Asset Improvement
     3. (a) The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, who is obligated to the Bank in any manner on any extension of credit or portion thereof that has been charged off by the Bank or classified, in whole or in part, “loss” in the report of the examination of the Bank conducted jointly by the Reserve Bank and the Department that commenced on June 8, 2009 (the “Report of Examination”) or in any subsequent report of examination, as long as such credit remains uncollected.
          (b) The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, whose extension of credit has been classified “doubtful” or “substandard” in the Report of Examination or in any subsequent report of examination, without the prior approval of the board of directors. The board of directors shall document in writing the reasons for the extension of credit or renewal, specifically certifying that: (i) the extension of credit is necessary to protect the Bank’s interest in the ultimate collection of the credit already granted or (ii) the extension of credit is in full compliance with the Bank’s written loan policy, is adequately secured, and a thorough credit analysis has been performed indicating that the extension or renewal is reasonable and justified, all necessary loan documentation has been properly and accurately prepared and filed, the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit, and the board of directors reasonably believes that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the board of directors’ meetings, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review. For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 215.2(n)).
     4. (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $2.5 million, including other real estate owned (“OREO”), that: (i) is past due as to principal or interest more than 90 days as of the date of this Agreement; (ii) is on the Bank’s problem loan list; or (iii) was adversely classified in the Report of Examination. In developing the plan for each loan, the Bank shall, at a minimum, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.

          (b) Within 30 days of the date that any additional loan or other asset in excess of $2.5 million, including OREO: (i) becomes past due as to principal or interest for more than 90 days; (ii) is on the Bank’s problem loan list; or (iii) is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan to improve the Bank’s position on such loan or asset.
          (c) Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Department to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report. The board of directors shall review the progress reports before submission to the Reserve Bank and the Department and shall document the review in the minutes of the board of directors’ meetings.
Allowance for Loan and Lease Losses
     5. (a) Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Report of Examination that have not been previously collected in full or charged off. Thereafter, the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the Department.
          (b) Within 60 days of this Agreement, the Bank shall review and revise its allowance for loan and lease losses (“ALLL”) methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease

Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank and the Department. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectibility.
          (c) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank and the Department within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.

Capital Plan
     6. Within 60 days of this Agreement, Centrue shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital on a consolidated basis and Centrue and the Bank shall submit to the Reserve Bank and the Department an acceptable joint written plan to maintain sufficient capital at the Bank as a separate legal entity on a stand-alone basis. The plans shall, at a minimum, address, consider, and include, as applicable:
          (a) Centrue’s current and future capital needs, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);
          (b) the Bank’s current and future capital needs, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);
          (c) the adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, ALLL, current and projected asset growth, and projected retained earnings;
          (d) the source and timing of additional funds to fulfill the Bank’s future capital requirements; and
          (e) the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that Centrue serve as a source of strength to the Bank.
     7. Centrue and the Bank shall notify the Reserve Bank and the Department, in writing, no more than 30 days after the end of any quarter in which any of Centrue’s consolidated capital ratios or the Bank’s capital ratios (total risk-based, Tier 1, or leverage) fall below the approved capital plans’ minimum ratios. Together with the notification, Centrue and the Bank, as appropriate, shall submit an acceptable written plan that details the steps Centrue or the Bank, as appropriate, will take to increase Centrue’s or the Bank’s capital ratios to or above the approved capital plans’ minimums.
Funds Management
     8. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written contingency funding plan that, at a minimum, includes appropriate adverse scenario planning and identifies and quantifies available sources of liquidity for each scenario.
Earnings Plan and Budget
     9. (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department a written business plan for 2010 to improve the Bank’s earnings and overall condition. The plan, at a minimum, shall provide for or describe:
               (i) a realistic and comprehensive budget for 2010, including income statement and balance sheet projections; and
               (ii) a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.
          (b) A business plan and budget for each calendar year subsequent to 2010 shall be submitted to the Reserve Bank and the Department at least 30 days prior to the beginning of that calendar year.

Dividends
     10. (a) Centrue and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”) and, as to the Bank, the Department.
          (b) Centrue shall not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.
          (c) Centrue and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.
          (d) All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on Centrue’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings and ALLL needs; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Centrue and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).
Debt and Stock Redemption
     11. (a) Centrue and its nonbank subsidiaries shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
          (b) Centrue shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.
Cash Flow Projections
     12. Within 90 days of this Agreement, Centrue shall submit to the Reserve Bank a written statement of Centrue’s planned sources and uses of cash for debt service, operating expenses, and other purposes (“Cash Flow Projection”) for 2010. Centrue shall submit to the Reserve Bank a Cash Flow Projection for each calendar year subsequent to 2010 at least one month prior to the beginning of that calendar year.
Compliance with Laws and Regulations
     13. (a) The Bank shall immediately take all necessary steps to correct all violations of law or regulation cited in the Report of Examination. In addition, the Bank shall take necessary steps to ensure future compliance with all applicable laws and regulations.
          (b) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Centrue and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).
          (c) Centrue and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Compliance with the Agreement
     14. (a) Within 10 days of this Agreement, Centrue’s and the Bank’s boards of directors shall appoint a joint committee (the “Compliance Committee”) to monitor and coordinate Centrue’ and the Bank’s compliance with the provisions of this Agreement. The Compliance Committee shall include a majority of outside directors who are not executive officers or principal shareholders of Centrue and the Bank, as defined in sections 215.2(e)(1) and 215.2(m)(1) of Regulation O of the Board of Governors (12 C.F.R. §§ 215.2(e)(1) and 215.2(m)(1)). At a minimum, the Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to the boards of directors of Centrue and the Bank.
          (b) Within 30 days after the end of each calendar quarter following the date of this Agreement, Centrue and the Bank shall submit to the Reserve Bank and the Department joint written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.
Approval and Implementation of Plans, and Programs
     15. (a) The Bank and, as applicable, Centrue shall submit written plans and programs that are acceptable to the Reserve Bank and the Department within the applicable time periods set forth in paragraphs 1, 2, 4, 5(c), 6, 7, and 8 of this Agreement.
            (b) Within 10 days of approval by the Reserve Bank and the Department, the Bank and, as applicable, Centrue shall adopt the approved plans and programs. Upon adoption, the Bank, and as applicable, Centrue shall promptly implement the approved plans and programs, and thereafter fully comply with them.

          (c) During the term of this Agreement, the approved plans and programs shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Department.
Communications
     16. All communications regarding this Agreement shall be sent to:
(a)	Mr. Charles F. Luse Assistant Vice President Federal Reserve Bank of Chicago 230 South LaSalle Street Chicago, Illinois 60604

(b)	Mr. Scott D. Clarke Assistant Director Department of Financial and Professional Regulation Division of Banking 320 West Washington Street Springfield, Illinois 62786

(c)	Mr. Thomas A. Daiber President and Chief Executive Officer Centrue Financial Corporation Centrue Bank 7700 Bonhomme Avenue St. Louis, Missouri 63105
Miscellaneous
     17. Notwithstanding any provision of this Agreement, the Reserve Bank and the Department may, in their sole discretion, grant written extensions of time to Centrue and the Bank to comply with any provision of this Agreement.
     18. The provisions of this Agreement shall be binding upon Centrue, the Bank, and their institution-affiliated parties, in their capacities as such, and their successors and assigns.
     19. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Department.

     20. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Department, or any other federal or state agency from taking any other action affecting Centrue, the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.
     21. Pursuant to Section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818). This Agreement is also enforceable by the Department under section 48 of the Illinois Banking Act.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 18th day of December, 2009.

CENTRUE FINANCIAL CORPORATION		FEDERAL RESERVE BANK OF
CHICAGO

By:	/s/ Thomas A. Daiber	By:	/s/ Mark H. Kawa
	Thomas A. Daiber		Mark H. Kawa
	President and CEO		Vice President

CENTRUE BANK		ILLINOIS DEPARTMENT OF
FINANCIAL AND PROFESSIONAL
REGULATION
DIVISION OF BANKING

By:	/s/ Thomas A. Daiber	By:	/s/ Jorge A. Solis
	Thomas A. Daiber		Jorge A. Solis
	President and CEO		Director